Total Luxury Group, Inc. Announces Plans for Spin-Off of International Apparel Group, Inc. and All Apparel Operations

NEW YORK, NY -- 03/06/2007 -- Total Luxury Group, Inc. (OTCBB: TLEI) announced today that its board of directors has unanimously approved a plan to restructure the company, which will include the spin-off of its apparel operations including its subsidiary International Apparel Group, Inc., and the registration of its shares for trading as a separate public company. Under the plan, shareholders of record on the record date of the spin-off will, in addition to their current holdings, become shareholders of the new public company.

The new apparel company will include all of the existing apparel and accessory operations including MCM, YMLA, Y-Chrome, Cabral, Hukapoo, and private label business. In addition, management of Total Luxury Group, Inc. is actively pursuing an acquisition opportunity for its ongoing operations, which may be a prerequisite to effectuation of the plan. The Company plans to announce an acquisition on Thursday, March 8, 2007.

The Company's subsidiary International Apparel Group, Inc. is currently forecasting over $1.5 million in sales for the fall season and could very well exceed those numbers based on recent developments. The new structure will allow International Apparel Group, Inc. to grow independently at an increased pace consistent with market demands.

"Since we are now pursuing two different business models in two different industries, we think this plan is the most viable way to maximize shareholder value," stated Company President Robert D. Bonnell

Although the Company has not yet set a record date for the spin-off, it has announced that it will immediately begin to investigate the legal and other requirements for the restructuring, including compliance with the relevant state, federal and SEC rules and regulations. The Company is advised that the restructuring and registration process could take as long as 6 - 12 months or more before completion, based on the legal requirements for shareholder, state and federal approval, SEC approval and SEC effectiveness. The record date will be set and announced in accordance with the corporate laws of Indiana and the Company's by-laws.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release. This intended transaction is based on compliance and effectiveness under all relevant rules regulation and law, and may not take place if such compliance and effectiveness cannot be obtained.

CONTACT:
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744